Exhibit 10.33

MASTER SERVICES AGREEMENT FOR

CLINICAL RESEARCH AND RELATED SERVICES

INC RESEARCH, LLC	1
CELLECTAR BIOSCIENCES, INC.	MSA

Table of Contents

1.	DEFINITIONS	3

2.	SERVICES	6

3.	TRANSFER OF SPONSOR OBLIGATIONS/RESPONSIBILITIES	9

4.	INVOICING, COMPENSATION AND PAYMENT	9

5.	TERM AND TERMINATION	12

6.	INDEMNIFICATION, LIABILITY AND INSURANCE	14

7.	CONFIDENTIALITY	16

8.	PROPRIETARY RIGHTS/LICENSURE	17

9.	RIGHT TO AUDIT	18

10.	DISCLAIMER	19

11.	NOTICES	19

12.	FORCE MAJEURE	20

13.	GENERAL PROVISIONS	20

INC RESEARCH, LLC	2
CELLECTAR BIOSCIENCES, INC.	MSA

This MASTER SERVICES AGREEMENT (“Agreement”), effectively dated as of the last date of authorized signature herein (“Effective Date”), is made by and between Cellectar Biosciences, Inc. (“Sponsor”), with principal offices located at 3301 Agriculture Drive, Madison, Wisconsin 53716 and INC Research, LLC, together with its Affiliates (“INC Research”), a Delaware limited liability company, with principal offices located in the United States at 3201 Beechleaf Court, Suite 600, Raleigh, North Carolina 27604-1547.

WITNESSETH:

WHEREAS, Sponsor is engaged in the business of developing, manufacturing, distributing, and/or selling pharmaceutical products, biotechnological products, and/or medical devices;

WHEREAS, INC Research is engaged in the business of providing clinical research services, data management, and related services in the pharmaceutical, biotechnology, and medical device industries;

WHEREAS, Sponsor and INC Research desire to agree on terms which will be applied to govern INC Research’s provision of services for Sponsor (excluding INC Research Phase I Services as defined in Section 1) in connection with support of clinical investigation, management and/or research of a particular Study or Studies; and

WHEREAS, both Parties desire to comply with the terms and conditions hereinafter provided in connection with Study research.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are mutually acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.	DEFINITIONS.

Terms contained in this Agreement shall have the meanings set forth in this section and as they may be defined throughout this Agreement.

1.1	“Affiliates” shall mean any corporation or organization that directly or indirectly controls, is controlled by or is under common control with such Party. “Control”, “controls”, or “controlled” shall mean the possession, direct or indirect, of the power to direct, or the power to cause the direction of the management and policies of an entity, whether through ownership of fifty percent (50%) of voting securities, by contract or otherwise. Any reference to “INC Research” in this Agreement shall be deemed to include its Affiliates unless otherwise so stated as being applicable to INC Research, LLC, or an individual Affiliate exclusively.

1.2	“Applicable Laws and Regulations” shall mean any and all international, national, federal, state, and local laws and regulations, including, without limitation, the regulations and guidelines of the FDA, the Food, Drug, and Cosmetic Act and, as applicable, accepted standards of Good Clinical Practice (“GCP”) and International Conference on Harmonization (“ICH”) guidelines that may be applicable to a Study or the Services.

INC RESEARCH, LLC	3
CELLECTAR BIOSCIENCES, INC.	MSA

1.3	“Change Order” shall mean an amendment to a Work Order that captures a change in the scope of Services or other Study specific parameters, which may include an increase or decrease in the Direct Costs and expenses and/or any timeline adjustments required due to the change in assumptions. Each Change Order shall be agreed in writing between the Parties and expressly approved by an authorized individual on behalf of each Party.

1.4	“Clinical Trial Agreement” shall mean the signed contractual agreement between Sponsor (or INC Research) and the Investigator and/or Site that manages the relationship, financial support and/or proprietary information during the performance of the Study by such Investigator and/or Site.

1.5	“Commercially Reasonable Efforts” shall mean the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by a Party, consistent with generally accepted industry standards, with regard to the activity to be undertaken by such Party.

1.6	“Confidential Information” shall mean all non-public, protected and/or proprietary information in the broadest sense communicated, observed, or heard, by either Sponsor or INC Research, including either Party's employees, consultants, agents, Affiliates, and/or the Study-related Investigators and/or Sites, and Third Party Vendors that relates to past, present or future research, development, processes, protocol(s), financial statements, personnel information, pricing and/or business activities of the Party disclosing the Confidential Information (hereinafter “the Disclosing Party”) and its respective systems, procedures, algorithms, and data of which the Party receiving the Confidential Information (the “Receiving Party”) may construct, acquire, access, or possess by reason of this Agreement. Confidential Information will include any “Confidential Information” disclosed previously by a Disclosing Party to a Receiving Party in connection with the discussions among the Parties with respect to the subject matter of this Agreement. The Parties further agree that Confidential Information shall include that information discovered during an audit of either Party’s or its respective Affiliates’ facilities.

1.7	“Direct Costs” shall mean the applicable price charged for labor in the performance of Services to be performed under this Agreement, as set forth in the applicable Work Order.

1.8	“FDA” shall mean the United States Food and Drug Administration.

INC RESEARCH, LLC	4
CELLECTAR BIOSCIENCES, INC.	MSA

1.9	“Force Majeure” shall mean an event or occurrence beyond a Party’s control such as, but not limited to, the following: acts of God, war, threat of war, government retaliation against foreign enemies, government regulation or advisory, disasters, floods, fire, earthquakes, pandemics, accidents or other casualty, strikes or threats of strikes (exception: neither Party may terminate or suspend this Agreement for strikes, labor disputes, or work stoppages involving its respective employees or agents), civil disorder, terrorist acts and/or threats of terrorism, acts of foreign enemies, or curtailment of transportation services making it illegal, impossible, or commercially impracticable to perform its obligations under this Agreement.

1.10	“Licensed Software” shall mean software created by INC Research on SAS® platform and which is configured to process, analyze, summarize, and report clinical trial data.

1.11	“INC Research Phase I Services” shall mean Phase I services performed at an INC Research facility, where INC Research would serve as a Study Investigator/Site.

1.12	“INC Research Property” means work product templates, inventions, processes, know-how, improvements, trade-secrets, other intellectual property and assets, including, but not limited to INC Research Licensed Software, methods, procedures and techniques, manuals, personnel information, internal audit training and policies, financial data, technical expertise and software, which have been or may be independently developed by INC Research and relate to INC Research’s business or operations.

1.13	“Indemnity Claim” means any matter upon which an indemnified party intends to base a claim for indemnification.

1.14	“Investigator” means a qualified clinical investigator as defined in ICH E6 4.1.1 engaged to conduct a clinical investigation of a particular Study and/or Study Product.

1.15	“Party” means either INC Research or Sponsor; and both collectively as “Parties”.

1.16	“Pass Through Costs” shall mean any costs that are not Direct Costs incurred by INC Research in the performance of Services, including without limitation, such costs as Service-related travel and Third Party Vendor fees for items such as printing, laboratory fees, shipping and facsimile costs, language translation, telephone charges, advertising, investigator meeting expenses, and/or other expenses associated with the conduct of the Study. Travel costs include, but are not limited to, those associated with reasonable transportation, lodging, internet connection, and meals.

1.17	“Protocol” means the particular written protocol including the clinical testing procedures, conditions, and instructions for conducting a particular Study.

1.18	“Regulatory Authority” shall mean the FDA or any other state or governing national or multinational regulatory authority or government agency that is equivalent to or has any similar regulatory functions and responsibilities as the FDA.

INC RESEARCH, LLC	5
CELLECTAR BIOSCIENCES, INC.	MSA

1.19	“Services” shall mean the particular clinical research services and other tasks to be performed by INC Research for a given Study pursuant to this Agreement, as more fully set forth in the Work Order applicable to such Study.

1.20	“Site” shall mean a hospital, clinic, institution, academic institution, or office of a practicing physician participating in the conduct of the Study.

1.21	“Sponsor Losses” shall mean third party claims, actions, damages, liabilities, costs and expenses (including reasonable legal counsel fees and expenses) incurred by Sponsor.

1.22	“Study” or “Studies” shall mean the clinical investigation, management and/or research activities related to a particular human clinical trial, or similar Sponsor project conducted pursuant to the applicable Protocol or Sponsor instructions, including any management and oversight thereof.

1.23	“Study Product” means, for a given Study, the therapeutic compound of Sponsor that is the subject of such Study, as well as any applicable placebo, potential product, or device administered as a result of the Protocol.

1.24	“Study Records” refers to all information regardless of purpose, format, location, system or origination that is a result of the conduct of a Study and/or performance of Services by INC Research and/or any INC Research sub-contracted service providers.

1.25	“Third Party Vendor” shall mean any person or party other than INC Research or Sponsor involved with the provision of services or goods under a Work Order (including but not limited to hospitals, IRBs, laboratories, pharmacists, Investigators, and/or Sites).

1.26	“Work Order” means an individual project agreement executed between Sponsor and INC Research for a given Study that: (a) expressly references this Agreement; (b) is made with respect to such specific Study; (c) is signed by both Parties; and (d) specifies the parameters of and sets forth the details of the clinical research services to be performed by INC Research in conducting the Study.

2.	SERVICES.

2.1	Work Order. Each Work Order will specify the basic parameters of a Study, including, without limitation, the scope of work, Study-specific assumptions, estimated time period for completing Services, estimated budget, payment and currency schedules, resource allocation and/or, as applicable, other specific Services to be performed by INC Research. Each Work Order is hereby incorporated herein by reference, subject to mutually agreeable Change Orders.

INC RESEARCH, LLC	6
CELLECTAR BIOSCIENCES, INC.	MSA

An Affiliate of a Party can enter into, or perform Services in association with, Work Orders under this Agreement with the other Party or an Affiliate of the other Party, with such Affiliates being bound by the terms and conditions contained herein, and provided that each of INC Research, LLC or Cellectar Biosciences, Inc., as applicable, shall remain responsible for the actions and omissions of its Affiliates.

Each Work Order shall constitute a unique agreement and shall stand alone with respect to any other Work Order entered under this Agreement. The performance of obligations under any one Work Order shall not affect, and shall at all times be unrelated to, the performance of any other Work Order entered into under this Agreement. To the extent that terms and/or provisions of a Work Order conflict with the terms and/or provisions of this Agreement, the terms and/or provisions of this Agreement shall control unless the Work Order expressly and specifically states otherwise.

2.2	Change Orders. In the event Sponsor requests a change in the scope of Services as originally defined in the Work Order or if there are changes to the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed upon starting date for a Study or suspension of the Study by Sponsor), the Parties will agree to such change in writing prior to engaging in out of scope activities (“Contract Modification”).

Once the need for a potential Contract Modification is identified, INC Research may provide written description of the Contract Modification, including any resulting impact to the Study budget, through use of a Change Notification Form (CNF). The CNF will be submitted to Sponsor for verification of the modifications to the scope of Services, and any resulting Study budget implications. Sponsor’s execution of the CNF shall serve as Sponsor approval and instruction for INC Research to proceed with the modification of Services (and resulting budget revisions) as set forth in the CNF. The Parties acknowledge that upon signature of the CNF by Sponsor, the services set forth in the CNF shall be considered Services to be performed by INC Research under the Work Order, and shall therefore be governed by and subject to the terms and conditions of this Agreement and corresponding Work Order.

A Change Order shall be completed upon the cumulative CNF(s) Direct Cost and Pass Through Costs equaling to or exceeding the threshold amount as set forth in the requisite Work Oder.

Notwithstanding the above, an exception will apply if a modification reasonably involves the safety of a human subject or the integrity of the Study data, in which case INC Research shall quickly act on the requested change, and when practicable, give notice promptly to Sponsor by telephone or electronic communication that such scope change occurred and a Contract Modification may be required.

INC RESEARCH, LLC	7
CELLECTAR BIOSCIENCES, INC.	MSA

CNFs and Change Orders may be approved and forwarded via hand-delivery, facsimile, electronic mail, portable document format (PDF), or overnight courier. Absent compelling reasons, Change Order requests will be considered and a response will be affirmatively given to INC Research within fifteen (15) calendar days of Sponsor's receipt of same. The Parties agree to work together in good faith and use Commercially Reasonable Efforts to ensure that the Study timelines are not adversely affected, it being understood, however, that INC Research is under no obligation to perform any out of scope work until a CNF and/or Change Order is agreed to by both Parties.

2.3	Professional Standards. Each Party shall use Commercially Reasonable Efforts to progress the Study in a timely manner applying professional standards consistent with GCP and in adherence to Applicable Laws and Regulations.

The major Study milestones and target dates will be described in the applicable Work Order. Subject to mutually agreed Change Order(s), both Parties agree that the Work Order shall set forth a reasonable schedule for the Services to be performed, and each Party will use Commercially Reasonable Efforts to comply with the timelines stated therein.

2.4	Interruption or Delay. In the event that any Study is placed on hold for a period of thirty (30) days or more, Sponsor will compensate INC Research for Study obligations incurred per the Work Order and the Parties will negotiate a commercially reasonable fee to compensate INC Research for retention and training of INC Research-assigned resources for the Study. Such compensation shall be set forth in a Change Order as described in Section 2.2 herein.

In the event that a milestone-based Study is interrupted or delayed for any other reasons beyond INC Research’s reasonable control, to the extent that such milestone(s) are affected, INC Research shall be entitled to receive payment for Services properly performed under the applicable Work Order.

Sponsor acknowledges and agrees that INC Research will require documents, data records, and cooperative efforts by Sponsor and/or other designees in order to properly perform the Services outlined in each Work Order, and that INC Research is not responsible for errors, delays, or other consequences arising from the failure of Sponsor or such designees to provide such data, records, or cooperative efforts. In the event of a delay caused by actions neither directed by nor attributable to INC Research, which affect INC Research’s ability to meet any timelines, the Parties shall re-negotiate in good faith to amend the targeted dates accordingly.

For the sake of clarity, INC Research shall not be responsible for errors, omissions and/or delays during the conduct of any Study, to the extent such delays are caused by or result from (i) Sponsor’s actions or omissions, (ii) any Third Party Vendor’s actions or omissions, (iii) a Force Majeure event or (iv) any other causes outside the direct control of INC Research. The financial burden of any additional costs associated with such delays is the responsibility of Sponsor.

INC RESEARCH, LLC	8
CELLECTAR BIOSCIENCES, INC.	MSA

3.	TRANSFER OF SPONSOR OBLIGATIONS/RESPONSIBILITIES.

The transfer of obligations and/or responsibilities from Sponsor to INC Research pursuant to Applicable Laws and Regulations will be mutually agreed and set forth in each individual Work Order. Any such regulatory responsibilities not specifically transferred to INC Research shall remain the regulatory responsibility of Sponsor. Under no circumstance shall INC Research be required to accept responsibilities and conduct itself contrary to Applicable Laws and Regulations.

4.	INVOICING, COMPENSATIONAND PAYMENT.

4.1	Direct Cost Compensation. In exchange for valuable consideration with regard to INC Research’s performance of the Services hereunder, Sponsor shall pay INC Research for Direct Costs in accordance with a detailed budget as described in each applicable Work Order. Unless otherwise agreed to in the requisite Work Order, INC Research may submit, at its discretion, at a minimum, monthly invoices or other substantiating internal documentation to Sponsor for timely payment in accordance with this Section 4.

4.2	Pass Through Cost Compensation. Sponsor shall advance INC Research for Pass Through Costs incurred by INC Research from Sponsor-approved Third Party Vendors in connection with INC Research’s performance of Services. Unless otherwise agreed to in the Work Order, INC Research shall submit at least monthly invoices or other substantiating internal documentation to Sponsor for payment in accordance with this Section 4.

As set forth in a Work Order, INC Research may negotiate the Investigator grants, and/or Site Clinical Trial Agreement terms and/or other Study-related agreements on behalf of Sponsor and at Sponsor’s direction. Sponsor shall be obligated to provide timely feedback in connection with any such negotiations, and INC Research shall not be responsible for any undue delays attributable to Sponsor’s failure to provide approvals and timely responses. Investigator grant fees and other approved Site fees, including payments for screening failures and non-complete subjects, will be billed to Sponsor at mutually agreed upon amounts for the applicable Study. Said fees shall be paid in advance of INC Research’s expectation to pay the Investigator and/or Site, and Sponsor shall be responsible for any adverse action taken by an Investigator or Site as a result of failure to pay grant amounts and other costs due and payable in a timely manner. INC Research shall have no liability for any failure to make payments if required funding is not provided to INC Research in advance by Sponsor. Each Clinical Trial Agreement with Investigators shall contain a statement to that effect. INC Research shall have no duty to pursue collection of allegedly unearned fees paid to Investigators and/or Sites.

INC RESEARCH, LLC	9
CELLECTAR BIOSCIENCES, INC.	MSA

In addition, Sponsor shall reimburse INC Research for all costs and expenses incurred by INC Research or others engaged by INC Research on behalf of Sponsor to ensure patient safety, continuity of treatment and compliance with Applicable Laws and Regulations, to the extent that such costs are actual, reasonable and verifiable. Such costs may include, but are not limited to, reasonable and customary costs incurred associated with the diagnosis of an adverse reaction, adverse event or personal injury involving the Study Product or associated with the applicable Protocol. In the event that an Investigator reasonably assesses that a diagnostic procedure(s) is/are medically necessary and connected to the Study, yet the suspected adverse event is later deemed not to be Study-related, then Sponsor shall be required to pay for reasonable costs of said diagnostic procedure(s).

4.3	Invoicing. Sponsor shall render all payments due and payable to INC Research within forty-five (45) days of the receipt of an invoice. Sponsor further agrees to reasonably consider payments schedules within each Work Order to allow INC Research to maintain cash neutrality by invoicing in advance as stipulated in the Work Order. Sponsor shall pay INC Research interest in an amount equal to one and one-half percent (1 ½%) (or such maximum lesser amount allowed by Applicable Laws and Regulations) per month with regard to all undisputed amounts past due and payable. Sponsor shall also reimburse INC Research for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees.

All invoices shall be deemed received: (i) five (5) business days after the date postmarked if sent by mail; (ii) on the date of delivery and/or read receipt if they are sent electronically; or (iii) upon signature if delivered by overnight delivery service. In the event that any non-disputed amounts remain unpaid for ten (10) days after the invoice due date, INC Research may stop work on the Services until it receives such past due payment. However, prior to any such work stoppage, INC Research shall give five (5) business days’ notice of its intent to cease Services to allow escalation of the issue within Sponsor’s organization and the Parties shall discuss resolution of the nonpayment of non-disputed amounts in good faith. Other than as may be required under Applicable Laws and Regulations, INC Research shall have no liability to Sponsor for any costs or damages as a result of such suspension caused by Sponsor’s failure to pay non-disputed amounts in accordance with the payment terms contained herein.

If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts according to the payment terms herein. If Sponsor, in good faith identifies items in an invoice which are disputed, Sponsor will notify INC Research in writing, noting its objection to the disputed item(s) with specificity, within twenty (20) business days of receipt of the invoice. Invoices for which no written objection is received by INC Research by Sponsor within such twenty (20) business day period shall be deemed accepted by Sponsor as true and correct. INC Research will respond to such written notification within ten (10) business days of receipt of the disputed notification. This communication exchange will continue until documentation justifying the charge has been provided to Sponsor or until INC Research reduces or deletes the disputed amount to Sponsor’s reasonable satisfaction. Any dispute over invoiced amounts due that cannot be resolved by direct good faith negotiation between the parties shall be resolved in accordance with Section 13.9 (Dispute Resolution) of this Agreement. Should INC Research be required to utilize a third party invoicing service/system as mandated by Sponsor, any costs associated with such utilization shall be invoiced to Sponsor as incurred, without mark-up.

INC RESEARCH, LLC	10
CELLECTAR BIOSCIENCES, INC.	MSA

Sponsor shall not withhold payment of any amounts due and payable under this Agreement by reason of any setoff any claim or dispute with INC Research, whether relating to INC Research’s breach, bankruptcy or otherwise.

4.4	Study Close and Financial Records. Within the latter of (i) ninety (90) days after the conclusion of the Services; or (ii) sixty (60) days after the receipt of a final invoice from a Third Party Vendor for each Work Order, INC Research will submit to Sponsor a final invoice with an accounting of all amounts invoiced by INC Research, and all payments made by Sponsor. Any overpayment by Sponsor shall be credited or refunded to Sponsor by INC Research within thirty (30) days of the final invoice. Any underpayment by Sponsor shall be paid to INC Research within thirty (30) days after receipt by Sponsor of such final invoice.

INC Research shall keep and maintain complete and accurate books and records in sufficient detail to determine amounts owed to INC Research hereunder. Such books and records shall be maintained for at least one (1) year following completion or termination of a Work Order and shall be made available for inspection, copying and audit by Sponsor in accordance with Section 9 and for the purpose of determining the accuracy of amounts invoiced.

4.5	Taxes. INC Research shall invoice Sponsor, and Sponsor shall promptly pay or reimburse INC Research for taxes or duties actually incurred by INC Research which are imposed upon INC Research by any governmental agency, including, but not limited to Value Added Tax, Stamp Tax and/or General Sales Tax, as a result of this Agreement with the exception of taxes based on INC Research’s income. If requested by INC Research, Sponsor shall deliver to INC Research official documentation for such taxes paid.

If any payments made by the Parties under this Agreement become subject to withholding taxes under Applicable Laws and Regulations, each Party shall be authorized to withhold such taxes as are required under Applicable Laws and Regulations, pay such taxes to the appropriate government authority, and remit the balance due to the other Party net of such taxes. The Parties agree to cooperate in good faith to qualify the transactions for any exemptions or reductions in the amount of otherwise applicable withholding tax provided under Applicable Laws and Regulations (including the provisions of any relevant income tax treaty) and to complete such forms as necessary for such purpose.

INC RESEARCH, LLC	11
CELLECTAR BIOSCIENCES, INC.	MSA

4.6	Currency. Unless otherwise agreed in the applicable Work Order, Sponsor shall make all payments to INC Research in United States dollars (“US Currency”), and accordingly INC Research shall invoice Sponsor for all Direct Costs and Pass Through Costs in US Currency. If Direct Costs are incurred in a currency other than US Currency, then INC Research and Sponsor will define the mechanism for currency exchange adjustment in the Work Order. If Pass Through Costs are incurred in a currency differing from US Currency, then INC Research shall invoice Sponsor using the exchange rate published in oanda.com at the average bid rate on the day the expense invoice is generated by INC Research.

5.	TERM AND TERMINATION.

5.1	General Term. This Agreement shall commence as of the Effective Date and shall continue for a period of five (5) years, or until earlier terminated as provided below. Any Work Orders in existence as of the date of expiration or termination of this Agreement shall continue to be governed by the terms and conditions of this Agreement unless such Work Order is specifically terminated in accordance with the terms herein, or as otherwise mutually agreed in writing by the Parties.

5.2	Termination. Either Party may terminate this Agreement or any and all associated Work Order(s) upon sixty (60) days written notice to the other Party. Upon receipt of notice of termination, INC Research shall use reasonable efforts to avoid incurring additional costs and expenses on the project during the closeout or winding down period.

Either Party may terminate this Agreement or any individual Work Order as follows:

a)	On written notice effective immediately if the other Party commits a material breach of this Agreement or a Work Order which cannot be cured, or for a material breach of this Agreement or a Work Order which is capable of cure but is not cured within thirty (30) days of receipt of written notice from the other Party (“material breach” being defined herein as failure to substantially comply with any material provision of this Agreement or any Work Order, including without limitation failure by Sponsor to pay any undisputed portion of an invoice within thirty (30) days of receipt of notice of an overdue invoice);

b)	On written notice effective immediately if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets;

c)	On written notice effective immediately if the other Party ceases, or threatens to cease, to carry on business or maintain itself as a going concern; or

d)	On written notice effective immediately as a result of reasonably compelling scientific evidence that patient safety is at risk should the Study continue, Study data integrity compromise, and/or reasonable belief that Applicable Laws and Regulations will be materially violated should this Agreement continue in effect.

INC RESEARCH, LLC	12
CELLECTAR BIOSCIENCES, INC.	MSA

5.3	Termination Obligations. Upon receipt of a termination notice, the Parties will promptly meet and agree upon any winding down activities and associated costs for any Study prior to the performance of any additional tasks not otherwise addressed in a Work Order. Costs associated with any winding down period will be invoiced to Sponsor on fee for service basis using the rates in effect as of the termination date unless otherwise agreed upon by the Parties.

5.4	Payment Obligations Upon Termination. In the event of termination of any Work Order, Sponsor will pay to INC Research any Direct Costs and Pass Through Costs incurred and/or actual costs resulting from commitments (including the fulfillment of any regulatory requirements), which cannot reasonably be cancelled and which were entered into by INC Research with respect to the Services at the time of notice of termination and five percent (5%) of the remainder of the Direct Costs set forth in the Work Order; provided that INC Research has used Commercially Reasonable Efforts to minimize such costs.

In the event of excess payment to INC Research by Sponsor, INC Research shall either apply such excess payment as a credit against other amounts due and payable or promptly refund such excess if there are no outstanding payments owed INC Research. Sponsor shall pay INC Research any additional amounts owed, but not yet paid, for Services performed or expenses incurred up to the effective date of termination.

Any payment(s) due and payable under this Section 5.4 shall be made in accordance with Section 4.3 of this Agreement.

5.5	Study Records Retention. At Sponsor’s request and expense, and following satisfaction of Sponsor’s obligations, if the provision of INC Research’s Services, and/or Services provided by any INC Research sub-contracted service providers, under this Agreement are terminated by either Party for any reason, INC Research shall transfer all regulatory responsibility for the Study Records to Sponsor and provide Sponsor with all applicable Study Records. The transfer of Study Records will occur within ninety (90) days following the effective date of termination unless otherwise mutually agreed upon in writing by the Parties. INC Research may elect to retain copies of some or all such Study Records according to INC Research’s standard practices for preserving is business records and in accordance with Applicable Laws and Regulations. INC Research shall maintain any such copies of Study Records as Confidential Information of Sponsor.

INC RESEARCH, LLC	13
CELLECTAR BIOSCIENCES, INC.	MSA

INC Research will not retain any regulatory responsibility for the Study Records and will not store Sponsor’s Study Records on its premises on Sponsor’s behalf after the termination or expiration of the Work Order. The Parties may mutually agree to extend Services related to the Study Records in a Change Order, or in a separate agreement, that details the terms for the extended retention period and compensation for such retention. In the event that Sponsor is unable or refuses to accept the return of the Study Records for any reason, INC Research may elect to dispose of any Study Records according to its policies and in a confidential manner unless otherwise prohibited by Applicable Laws and Regulations. INC Research will demonstrate due diligence in contacting Sponsor to provide notification of the intention to dispose of Study Records at least ninety (90) days prior to disposition

6.	INDEMNIFICATION, LIABILITY AND INSURANCE.

6.1	Indemnification by Sponsor. Sponsor shall defend, indemnify, and hold harmless INC Research, its Affiliates and its and their respective directors, officers, employees, agents and Third Party Vendors from and against any and all third party losses, claims, actions, damages, liabilities, awards, costs and expenses (including reasonable legal counsel fees and expenses), whether joint or several, relating to or arising from or in connection with this Agreement or the Services contemplated herein, including without limitation, any Study, Protocol, specifications, or Study Product, performed or administered as a result of this Agreement and or its associated Work Order(s), or any litigation, investigation or other proceeding relating to any of the foregoing except to the extent that such third party claims arise from (i) the negligence or reckless or willful act or omission of INC Research, its Affiliates or its and their respective directors, officers, employees, or agents; or (ii) any breach of this Agreement by INC Research, its Affiliates, or its and their respective directors, officers, employees, or agents.

6.2	Indemnification by INC Research. INC Research shall defend, indemnify, and hold harmless Sponsor, its Affiliates and its and their respective directors, officers, employees, and agents from and against any and all Sponsor Losses, but only to the extent such Sponsor Losses are related to or arise from or in connection with INC Research’s negligence or intentional misconduct, except to the extent that such Sponsor Losses arise from (i) the negligence or reckless or willful act or omission of Sponsor, its Affiliates or its and their respective directors, officers, employees, or agents; or (ii) any breach of this Agreement by Sponsor, its Affiliates, or its and their respective directors, officers, employees, or agents.

6.3	Indemnification Procedures. The Party seeking indemnity will give the indemnifying Party prompt written notice of an Indemnity Claim under this Section 6. The indemnified Party shall have the right to participate jointly with the indemnifying Party, at its own expense, in the defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate, provided that the indemnifying Party shall offer evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unduly withheld, conditioned or delayed, prior to ceasing to defend, settle or otherwise dispose of any Indemnity Claim if, as a result thereof, the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

INC RESEARCH, LLC	14
CELLECTAR BIOSCIENCES, INC.	MSA

6.4	Third Party Vendor Indemnification. Upon reasonable request by Sponsor-approved Third Party Vendors utilized in connection with this Agreement, Sponsor shall execute and provide a separate letter of indemnification with such Third Party Vendors, in a form mutually acceptable to the parties. If requested by Sponsor, and at Sponsor’s expense, INC Research will assist administratively with the tasks related to this Section 6.4. Notwithstanding the above, INC Research shall not be required to indemnify any Third Party Vendors required by Sponsor or mutually selected between the Parties to be obtained in accordance with a Study, and INC Research shall not be responsible for any delays resulting from negotiations involving Sponsor and Third Party Vendors which are related to the indemnification rights of any such Third Party Vendor.

6.5	Limitation of Liability. In no event will either Party be liable for any indirect, special, incidental or consequential damages in connection with or related to this Agreement (including loss of profits, use, data, or other economic advantage), howsoever arising, either out of breach of this Agreement, including breach of warranty, or in tort, even if the other Party has been previously advised of the possibility of such damage. INC Research’s total liability for damages shall be limited to the value of the Services completed under the applicable Work Order (excluding Pass Through Costs).

6.6	Insurance. Upon written request, each Party shall provide the other with a copy of its effective Certificate of Insurance or such other documented evidence offering that it has adequate coverage consistent with human clinical trial industry standards. Sponsor shall maintain coverage at such amounts that are the greater of a) the levels detailed in the requisite Work Order or b) compulsory amounts indicated by local statutory requirements in the country in which the Services are being performed. Each such INC Research and Sponsor policy shall be in effect during the term of the applicable Work Order and for at least three (3) years after the termination or expiration of such Work Order, in either a primary policy or an extended reporting period endorsement. Sponsor’s liability shall not be limited to that which is recoverable by insurance.

If requested by Sponsor to contract with any Third Party Vendors, Sponsor hereby authorizes INC Research to provide such Third Party Vendors with a copy of Sponsor’s Certificate of Insurance. Sponsor represents and warrants that its insurance (i) does not have an exclusion for the Study Product, (ii) covers the Study which is the subject of this Agreement or any Work Order and (iii) has no exclusions that would impede a patient from making a claim against the policy and will provide a Certificate of Insurance showing evidence of such declaration.

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7.	CONFIDENTIALITY.

7.1	Obligations. Either Sponsor or INC Research may become the recipient of Confidential Information of the other during the term of this Agreement. The Receiving Party shall treat the Disclosing Party’s Confidential Information as confidential and proprietary and shall protect it with the same level of prudence and care as it would protect its own proprietary or confidential information, but in no event less than reasonable care. The Receiving Party shall not disclose the Confidential Information to any third party except to the extent that they reasonably need to know the disclosed information to carry out the purposes of this Agreement. Additionally, INC Research is authorized to disseminate limited, blinded, and automatized Protocol or Study information necessary to perform core business functions as well as for the purpose of soliciting and evaluating Third Party Vendor bids and project costing.

7.2	Exceptions. Confidential Information shall not include, and these confidentiality obligations shall not operate as a restriction on each Party’s right to use, disclose, or otherwise deal with information which:

a)	was in the Receiving Party’s possession prior to the time it was acquired from the Disclosing Party and which was not directly or indirectly acquired from the Disclosing Party;

b)	is or lawfully becomes generally available to the public through no fault of Receiving Party;

c)	is lawfully and independently made available to the Receiving Party by a third party;

d)	is released from its confidential status by the Disclosing Party; or

e)	is independently developed by or for the Receiving Party without the use of the Disclosing Party’s Confidential Information as evidenced by the Receiving Party’s written records.

Nothing in this Agreement shall be construed to restrict the Parties from disclosing Confidential Information as required by law or court order or other governmental order or request, provided in each case the Party requested to make such disclosure shall, to the extent permitted by law, timely inform the other Party and use all Commercially Reasonable Efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible. In addition, the Party required to make such disclosure shall permit the other Party to attempt to limit such disclosure by appropriate legal means.

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7.3	Term of Confidentiality. These obligations of confidentiality shall remain in effect for a period of seven (7) years after the expiration or termination of this Agreement.

8.	PROPRIETARY RIGHTS/LICENSURE.

8.1	Ownership. All materials, documents, information, programs and suggestions initially provided to INC Research by Sponsor or on behalf of Sponsor in connection with any Study shall be the exclusive property of Sponsor. Any copyrightable work created by INC Research in direct connection with the performance of INC Research’s Services as outlined in this Agreement and contained in the Study data shall be considered work made for hire, whether published or unpublished, and all rights therein shall be the property of Sponsor as author and owner of copyright in such particular work. Notwithstanding the above, Sponsor acknowledges that any INC Research Property that is improved, modified or developed by INC Research under or during the term of this Agreement shall be the sole and exclusive property of INC Research.

8.2	Publication. Sponsor shall be free to publish or utilize Study data for promotion or other purposes. At Sponsor’s own expense, Sponsor may request collaboration from INC Research or its Study-related Third Party Vendors to assist with preparation of the manuscript. If INC Research is required to negotiate and/or execute Clinical Trial Agreements, Sponsor will consider publication requests initiated by such Study-related Institution(s) and/or Site(s). INC Research shall have no liability whatsoever for any delay resulting from such Sponsor consideration and response.

8.3	Licensure. Sponsor certifies that all relevant required licenses, including but not limited to those connected with drug dictionaries, and in particular the Uppsala Monitoring Centre and the Medical Dictionary for Regulatory Activities (MedDRA), shall at all times during the course of this Agreement be in full force and effect. In accordance with the requisite licensing agreement and validation requirements, Sponsor agrees to provide evidence of such licensure to INC Research and/or permits INC Research to seek validation from the licensor.

8.4	Software Rights. INC Research may facilitate the distribution of software and associated software documentation in accordance with this Agreement. INC Research may accordingly grant Sponsor a non-exclusive right to use, store, disseminate such software and associated program documentation for the sole purpose of conducting a clinical trial for which INC Research is providing relevant Services. Notwithstanding the above, the distribution of INC Research Licensed Software shall be governed solely by the terms of Appendix A of this Agreement.

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9.	RIGHT TO AUDIT.

9.1	INC Research will permit Sponsor-designated representatives (unless such representatives are competitors of INC Research) to examine, at a reasonable time and during normal business hours, raw Study data, financials and other relevant information, which Sponsor may reasonably require in order to confirm that the Study is being conducted in conformance with the Protocol and in compliance with Applicable Laws and Regulations. Such audits shall be limited to one audit per twelve-month period at no-cost to Sponsor. Additional audits shall be at Sponsor’s expense. Sponsor will provide INC Research with a minimum of thirty (30) days advance notice of its intention to conduct such audit in order for INC Research to facilitate the availability of appropriate staff. INC Research will notify Sponsor as soon as practical if any Regulatory Authority requests an inspection or commences an unscheduled inspection that includes any aspect of Sponsor’s project(s) in the inspection scope.

9.2	Both Parties shall promptly notify the other Party of any Regulatory Authority inspections, investigation or inquiry concerning any Study or project of Sponsor for which INC Research is performing Services (“Inspection”). Where appropriate and permitted by the Regulatory Authority, Sponsor will have the right to be present at any such Inspections if they occur on INC Research premises. INC Research will have primary responsibility for preparing any responses for Inspections occurring on INC Research premises and Sponsor shall be responsible for providing information to INC Research required for providing adequate responses to Inspection findings as required. Sponsor, its agents and consultants shall strictly observe all obligations of confidentiality concerning any documents, information, data or materials in accordance with Section 7.1 herein. Commercially reasonable costs associated with hosting and responding to any Inspection (including any preparation, participation, follow-up and resolution of findings), shall be reimbursed by Sponsor on a time and materials basis.

9.3	If, during the course of conducting the Services, INC Research becomes aware of information which indicates possible fraud/misconduct by an Investigator and/or at a Site, and after a reasonable investigation determines that the possibility of fraud/misconduct is substantiated, INC Research will promptly inform Sponsor of its findings and present an action plan for Sponsor's approval. It will be Sponsor’s responsibility to conduct a full investigation outside of the action plan unless delegated to INC Research by Sponsor, in which case Sponsor shall pay for all reasonable costs incurred by INC Research to perform such investigation. If fraud or misconduct (hereafter together referred to as “fraud” for purposes of this section 9.3) is confirmed, then it will be the responsibility of Sponsor to notify the FDA or any other appropriate Regulatory Authority. After completion of its investigation, Sponsor will provide evidence satisfactory to INC Research either (i) that fraud was not committed or, (ii) if fraud was committed, that confirms the proper reporting of the fraud to the appropriate Regulatory Authority. If Sponsor does not investigate the possible fraud within a reasonable time, or if fraud is confirmed by investigation and Sponsor does not fulfill its obligations to report the fraud within a reasonable time, then INC Research may report its suspicions of possible fraud to the appropriate Regulatory Authority and notify Sponsor of this action in writing.

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10.	DISCLAIMER

10.1	Sponsor acknowledges that the results of the Services to be provided as outlined herein are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by INC Research that the Study Product will be successfully marketed by Sponsor.

10.2	Sponsor acknowledges that INC Research shall not be responsible for the authenticity of the Study Product.

10.3	Sponsor acknowledges that the terms of this Agreement exclude all implied warranties including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

10.4	Sponsor acknowledges that the Services to be provided by INC Research as outlined herein are based upon information supplied by INC Research and Sponsor, as well as others, and that INC Research does not guarantee or warrant the results of such Services to any functions or other standards. In connection with deliverables associated with this Agreement and/or its associated Work Order(s), the sole remedy of Sponsor for any breach or default of INC Research which is not cured by INC Research within a reasonable cure period shall be termination of this Agreement and/or its associated Work Order.

10.5	Independent Contractor. INC Research is performing the Services as an independent contractor and not as an employee, agent, franchise, partner of, or joint venturer with Sponsor. Any Third Party Vendors are understood to be exercising independent judgment, and shall not be deemed to be employees, subcontractors, and/or agents of INC Research; and under no circumstance shall INC Research be responsible for the conduct of, or the independent or medical judgment, of any such third party.

11.	NOTICES

This Agreement, including any exhibits, may be amended or modified only by an instrument of equal formality signed by duly authorized representatives of the respective Parties. All formal or legal notices, requests, demands or other communications hereunder, other than communications reasonably deemed to be day-to-day within the duties of project management shall be in writing and shall be deemed given if personally delivered or disseminated by nationally recognized courier or certified mail with return receipt within five (5) days after prior mailing to the address set forth below:

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If to:	Cellectar Biosciences, Inc.
3301 Agriculture Drive
Madison, WI 53716
Phone: 608-441-8120
Facsimile: 608-441-8121

If to:	INC RESEARCH, LLC
Attention: Global Sponsor Solutions
INC Research, LLC
3201 Beechleaf Court
Suite 600
Raleigh, NC 27604-1547
Phone: 919-876-9300
Facsimile: 919-882-0425

12.	FORCE MAJEURE

The performance of this Agreement by either Party, in part or in full, may be impacted by a Force Majeure event. In such a case, either Party may terminate, suspend, or partially perform its obligations under this Agreement, without liability or further obligation, by written notice to the other Party if such obligations are delayed, prevented, or frustrated by any of the above events, or similar events or occurrences, to the extent such events or occurrences are beyond the reasonable control of the Party whose reasonable performance is prevented, made impracticable, or partially curtailed; provided, however, that Sponsor must perform its obligations to pay for all INC Research non-cancellable expenses incurred as a result of the above events or similar intervening causes. Sponsor also agrees to pay all reasonable expenses incurred in connection with Sponsor-directed meetings whereby any of the above actions or threats of actions prevent the attendees from attending or delay the departure of attendees from a designated meeting facility. Unless otherwise agreed by the Parties in writing, any deadline or time for performance which falls due during or subsequent to such Force Majeure event shall be automatically extended for a minimum period of time equal to the period of disability.

13.	GENERAL PROVISIONS

13.1	Compliance with Government Regulations. To the extent applicable, both Sponsor and INC Research shall comply with any applicable validated methodology, generally accepted professional standards of care, and all Applicable Laws and Regulations of each country where the Services will be conducted, including without limitation ICH Guidelines for GCP. The Parties will also comply to the extent applicable with the United States Federal anti-kickback statute (42 U.S.C. 1320a-7b), and the related safe harbor regulations. Should any such government regulatory requirements be changed, each Party will use Commercially Reasonable Efforts to satisfy the new requirements. In the event that compliance with such new regulatory requirements necessitates a change in the Services, the Parties will evaluate a Contract Modification to be mutually agreed for the changes in the Services.

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Both Sponsor and INC Research warrant that they are, and will remain, in compliance with the Foreign Corrupt Practices Act (“FCPA”) and/or all other, applicable anti-bribery laws or regulations. A breach of this warranty, will allow the non-breaching Party to immediately terminate this Agreement and/or any associated Work Order.

Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for either Party to recommend that any person or entity purchase the other Party’s products or services, or those of any organization affiliated with the other Party.

13.2	Qualifications. Each Party hereby represents that it has not been debarred and has not been convicted of a crime which could lead to debarment under the Generic Drug Enforcement Act of 1992. Each Party hereby represents that to the best of its knowledge it has not utilized, and will use its reasonable efforts not to utilize, the services of any individual or legal entity in the performance of Services or obligations under this Agreement that has been convicted of a crime which could lead to debarment. In the event that INC Research becomes aware that any of its officers, directors or employees has become debarred, then INC Research shall notify Sponsor promptly.

13.3	Survival of Terms. The rights, duties and obligations under Sections 4, 6, 7, 8, 9, 10, 13 and Appendix A shall survive the termination or expiration of this Agreement.

13.4	Binding Agreement. This Agreement shall be binding upon the Parties hereto and shall inure to the benefits of the Parties hereto. No modification of this Agreement shall be deemed effective unless engaged in writing and executed as described herein, and any waiver granted shall not be deemed effective unless in writing, executed by the Party against whom enforcement of the waiver is sought.

13.5	Data Protection. If any of the Services under this Agreement will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area (“EEA”), then Sponsor shall serve as the Data Controller of such Personal Data, as defined by the European Union Data Protection Directive 95/46/EC, (the “Directive”), and INC Research shall act only as the Data Processor under the written instructions of Sponsor regarding the handling of personal data in connection with this Agreement. Where INC Research’s processing of such personal data takes place in countries that have not received an "adequacy" finding pursuant to Articles 25 and 26 of the Directive, INC Research shall make transfers of such personal data to INC Research Affiliates and contractors in such countries in compliance with the applicable requirements of Articles 25 and 26 of the Directive concerning international and onward data transfers. In addition to its adherence to the Directive, INC Research, LLC subscribes to the "Safe Harbor Principles" issued by the U.S. Commerce Department on July 21, 2000 and as a result, currently appears on the Department's Safe Harbor list (available at http://www.export.gov/safeharbor) as a member of both the European Union – United States and Switzerland – United States Safe Harbor Programs. In the event of a lapse of INC Research, LLC’s Safe Harbor status, INC Research will promptly remedy such a lapse or work with Sponsor to find an alternative means of meeting the adequacy requirements of the Directive. If the Safe Harbor framework is amended, INC Research, LLC shall update its processes and certifications as needed to continue compliance with the Safe Harbor Programs. If requested by INC Research, in order to enable INC Research to comply with the Directive, Sponsor will execute any documents necessary for such compliance which may include the INC Research standard Data Processing Agreement and/or an EU model clause contract deemed by the European Commission to offer sufficient data protection safeguards in relation to any transfer of personal data out of the EEA, unless the parties deem that there is another exemption that it believes satisfies the Directive’s requirements and that adherence encompasses the personal data that is the subject of the transfer. Each Party represents that procedures compatible with the relevant directives, data protection laws and regulations will be employed so that processing and transfer of relative personal data and identifiers, relating to all data subjects or protected information will not be impeded.

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13.6	Entire Agreement. The making, execution, and delivery of this Agreement by INC Research and Sponsor have been induced by no representations, statements, warranties, or agreements other than those herein expressed. This Agreement, in conjunction with its attachments, embodies the entire and integrated understanding between the Parties hereto and supersedes all prior agreements or understandings, negotiations, or representations either written or oral, regarding its subject matter.

13.7	No Effect to Printed Standard Terms. Regardless of anything to contrary, no printed standard terms appearing on any proposal, purchase order, invoice, quotation, or other documentation relating to the Services will be effective in adding to or changing the terms of this Agreement or any Work Order.

13.8	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the Parties hereto in the United States and worldwide.

13.9	Dispute Resolution. In the event a dispute arises between the Parties over the interpretation and application of this Agreement, the Parties shall attempt to settle such a dispute first by good faith negotiation and consultation between themselves with senior representatives with authority to resolve the dispute.

If such efforts do not result in a resolution, and at least thirty (30) days have elapsed since notification of the dispute, then the Parties may next seek to mediate their dispute using a professional mediator from the American Arbitration Association (AAA). The Parties agree to convene with the mediator, with senior representatives of the Parties present (having authority to resolve the dispute), for at least one session.

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If mediation does not result in the resolution of a dispute or sixty (60) days have elapsed since the notification of the dispute, the Parties agree to resolve the dispute through arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the AAA, then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within ten (10) business days of commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within forty-five (45) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrator or, failing agreement, procedures meeting such time limits designated by the AAA. The arbitration shall be held in a mutually agreed neutral setting and shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be bound by the expressed terms of this Agreement. Each Party shall bear their own costs in connection with any of the remedial actions set forth above.

By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any party to respect the court of arbitration’s order to that effect.

13.10	Waiver. Waiver or forbearance by either Party or the failure by either Party to claim a breach of any provision of this Agreement or to exercise any right or remedy provided by hereunder, or under Applicable Laws and Regulations, shall not constitute a waiver with respect to any subsequent breach of this Agreement.

13.11	Severability. If any part, term, provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.12	Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be used to modify the meaning of the terms and conditions of this Agreement.

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13.13	Counterparts. This Agreement along with any requisite Work Order may be executed in several counterparts by duly authorized individuals on behalf the Parties, each document of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by a duly authorized individual on behalf of each requisite Party effective as of the Effective Date. In the event that the Parties execute this Agreement by exchange of portable document format, other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by both Parties, this Agreement shall become effective and binding and that such copies will constitute evidence of the existence of this Agreement. Thereafter, the Parties agree that in connection with request for information that either Party may need from the other related to the Services provided hereunder, both Parties expressly permit communication via facsimile or electronic means to the extent allowed by Applicable Laws and Regulations to be disseminated in that manner.

INC RESEARCH, LLC		CELLECTAR BIOSCIENCES, INC.

By:	/s/ Andrew I. Shaw	By:	/s/ Jarrod Longcor
Name:	Andrew I. Shaw	Name:	Jarrod Longcor
Title:	Assistant General Counsel	Title:	SVP Corp. Dev & Operations
Date:	Sep 27, 2016	Date:	Oct. 6, 2016

INC RESEARCH, LLC

By:	/s/ Jason Meggs
Name:	Jason Meggs
Title:	SVP Global Business Finance
Date:	Sep 27, 2016

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APPENDIX A

Software License Terms

Sponsor acknowledges that INC Research is the sole owner of Licensed Software and that should Sponsor desire a non-exclusive license to utilize the Licensed Software, Sponsor shall be subject to the terms as delineated in this Appendix A (“Appendix”). Accordingly, INC Research is willing to grant Sponsor such a non-exclusive license, subject to the terms and conditions set forth in the Agreement, and more specifically in this Appendix. Should any of the terms of the Agreement conflict, in any way, with the terms of this Appendix, the terms of this Appendix shall govern, solely over matters as they relate to the Software License Terms.

1.	LICENSE.

1.1.	License Grant.

1.1.1.       Subject to the terms and conditions set forth in this Appendix A, INC Research hereby grants to Sponsor and Sponsor accepts from INC Research, a non-exclusive right and license (the “License”) to utilize, reproduce, and distribute the Licensed Software only for: (i) internal, non-commercial purposes in connection with the clinical trial data with which the Licensed Software was provided by INC Research (the “Data Set”); and (ii) submission to government agencies in connection with Sponsor’s applications for approval of the Data Set from such government agencies.

1.1.2.       This License is not a sale of the original or any copy of the Licensed Software.

1.2.       Updates and Support. Unless otherwise agreed in writing between the parties pursuant to a separate agreement, Sponsor will not be entitled to receive any enhancements, updates or new versions of the Licensed Software, and INC Research shall not be obligated to maintain or support the Licensed Software in any way.

1.3.       Ownership. Sponsor acknowledges that the Licensed Software is the valuable, confidential, and proprietary property of INC Research as described in the Agreement, the development of which required the investment of substantial time, effort and financial resources by INC Research, and further acknowledges that INC Research shall retain exclusive title to this property both during the term and after the termination of the Agreement. Sponsor agrees that, both during the term of the Agreement and after its termination, it will not contest, directly or indirectly, INC Research’s ownership, title, right or interest in the Licensed Software. Without limitation, Sponsor acknowledges the validity of any copyrights, patents, or trade secrets (collectively “Intellectual Property”) that may arise out of the Licensed Software, agrees that any rights in and to the Intellectual Property in the Licensed Software shall remain the exclusive property of INC Research at all times (INC Research Property), and agrees that it will take no action inconsistent with such rights. EXCEPT AS OTHERWISE PROVIDED IN THE AGREEMENT, SPONSOR SHALL NOT, IN WHOLE OR IN PART, AT ANY TIME DURING THE TERM OF OR AFTER THE TERMINATION OF THE AGREEMENT: (i) SELL, TRANSFER, ASSIGN, LEASE, RENT, OR SUBLICENSE THE LICENSED SOFTWARE TO ANY THIRD PARTY; (ii) DISCLOSE, COPY OR REPRODUCE IN ANY MANNER, DISPLAY, OR DISTRIBUTE THE LICENSED SOFTWARE TO ANY THIRD PARTY; (iii) MODIFY, DISASSEMBLE, DECOMPILE, REVERSE ENGINEER OR TRANSLATE THE LICENSED SOFTWARE; OR (iv) ALLOW ANY PERSON OR ENTITY TO COMMIT ANY OF THE ACTIONS DESCRIBED IN (i) THROUGH (iii) ABOVE. Sponsor shall take appropriate action, by instruction, agreement, or otherwise, with respect to its employees and contractors permitted under the Agreement to have access to the Licensed Software, to ensure that all of Sponsor's obligations under this Section shall be satisfied.

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2.	REPRESENTATIONS.

2.1.    Mutual Representations. Each of the parties hereto represents and warrants to the other that:

2.1.1.       Each is a legal entity duly organized and validly existing under the laws of the state of its formation and has full power and authority to execute, deliver and perform the terms of this Appendix.

2.1.2.       This Appendix is not in conflict with any other agreements to which it is a party.

2.1.3.       The execution, delivery and performance by such party of this Appendix have been duly authorized by all necessary action of such party, do not require any approval which has not been obtained, do not contravene the organizational documents of such party or any law, regulation, rule, or order binding on such party, and do not contravene the provisions of or constitute a default under any indentures, mortgage, contract, or other agreement or instrument to which it is a party.

2.2.       Sponsor’s Representations. Sponsor represents and warrants to INC Research that:

2.2.1.       Sponsor shall be solely responsible for the use of the Licensed Software pursuant to the terms of this Appendix.

2.2.2.       Sponsor shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the use of the Licensed Software.

3.       INDEMNIFICATION. Sponsor agrees to defend, indemnify, and hold INC Research, and its officers, directors, shareholders, agents and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred as a result: of (i) claims of a third party against INC Research based on Sponsor’s use of the Licensed Software pursuant to this Appendix; and/or (ii) a breach by Sponsor of any of the representations set forth in Section 2 of this Appendix.

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4.	TERMINATION.

4.1.       Term. The terms of this Appendix, shall commence on the Effective Date of the Agreement and shall continue in perpetuity.

4.2.       Early Termination. The terms of this Appendix shall be terminable at the option of either party upon written notice to the other party if:

4.2.1.       the other party is in material breach or default with respect to any material term or provision of this Appendix and fails to cure the same within fourteen (14) days after written notice thereof, which notice shall specify the breach or default in reasonable detail;

4.2.2.       the other party has made a material representation or warranty in this Appendix that is materially false or misleading;

4.2.3.       either party is adjudged bankrupt, files or has filed against it any petition under bankruptcy, insolvency, or similar laws, has a receiver appointed for its business property, or makes a general assignment for the benefit of creditors, and such condition is not remedied or removed within thirty (30) days; or

4.2.4.       a court of final jurisdiction determines that either party’s exercise of its rights hereunder or the use of the Licensed Software infringes or contravenes any valid and outstanding right or license of a third party based upon a patent or copyright or any similar proprietary rights.

4.3.        Effect of Termination. Within ten (10) days after the date of termination of the terms of this Appendix for any reason, Sponsor shall return all original copies of the Licensed Software and give INC Research written notice certifying that the original copies of the Licensed Software and any other material received from INC Research in connection with this Appendix have been returned to INC Research, and that the Licensed Software has been erased from all computer memories and storage devices within Sponsor’s control and that Sponsor has not retained any copies of the Licensed Software. In addition to all other remedies available to INC Research under the Agreement and the terms of this Appendix, INC Research shall be entitled to specific performance of Sponsor’s obligations to return and erase the Licensed Software pursuant to this Section.

4.4.       Survival of Certain Terms. The following shall survive any termination of this Appendix for any reason: Sections 1.3, 2, 3, 4.4, 5, and 6.

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5.	WARRANTY EXCLUSION.

THE LICENSED SOFTWARE IS PROVIDED BY INC RESEARCH “AS-IS” AND “AS AVAILABLE” AND INC RESEARCH MAKES NO WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED SOFTWARE, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, INC RESEARCH MAKES NO WARRANTY WITH RESPECT TO, AND SPONSOR ACCEPTS SOLE RESPONSIBILITY FOR, THE INSTALLATION AND USE OF THE LICENSED SOFTWARE, ANY RESULTS OBTAINED FROM SUCH USE, AND THE SELECTION, USE OF AND RESULTS OBTAINED FROM ANY OTHER PROGRAM, PROGRAMMING EQUIPMENT OR SERVICES OPERATED OR APPLIED IN CONNECTION WITH THE LICENSED SOFTWARE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, INC RESEARCH ALSO MAKES NO WARRANTY THAT THE LICENSED SOFTWARE WILL MEET SPONSOR’S TECHNICAL OR OTHER REQUIREMENTS. INC RESEARCH DOES NOT REPRESENT OR WARRANT THAT THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR THAT THE LICENSED SOFTWARE IS ERROR-FREE, PROBLEM-FREE, OR WITHOUT OTHER LIMITATIONS. NO REPRESENTATIONS, WARRANTIES OR GUARANTEES WHATSOEVER ARE MADE AS TO THE ACCURACY, ADEQUACY, AVAILABILITY, RELIABILITY, TIMELINESS, COMPLETENESS, SUITABILITY OR APPLICABILITY OF THE LICENSED SOFTWARE. IF APPLICABLE LAW REQUIRES ANY WARRANTIES WITH RESPECT TO THE LICENSED SOFTWARE, ALL SUCH WARRANTIES ARE LIMITED IN DURATION TO THE SHORTEST PERIOD OF TIME REQUIRED BY LAW. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY INC RESEARCH, ITS DEALERS, DISTRIBUTORS, AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF ANY WARRANTY PROVIDED HEREIN.

6.	MISCELLANEOUS.

6.1.       No Implied Rights. Except as expressly provided for in this Appendix, nothing contained herein shall be construed as conferring any license or other rights, by implication, estoppel, or otherwise, under any patents or patent applications, trade secrets, proprietary information, copyrights, trademarks, trade names, or trade dress of either party.

6.2.       Injunctive Relief. Sponsor acknowledges that any breach of Sponsor’s obligations under this Appendix may result in irreparable injury for which INC Research shall not have an adequate remedy at law. Accordingly, if Sponsor breaches or threatens to breach any of Sponsor’s obligations under this Appendix, INC Research shall be entitled, without showing or proving any actual damage sustained, to a temporary restraining order, preliminary injunction, permanent injunction, and/or order compelling specific performance, to prevent the breach of Sponsor’s obligations under this Appendix. Nothing in this Appendix shall be interpreted as prohibiting INC Research from pursuing or obtaining any other remedies otherwise available to it for such actual or threatened breach, including recovery of damages.

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6.3.       Assignment. The terms of this Appendix shall bind and inure to the benefit of the parties and their respective permitted successors and assigns. INC Research shall have the right to assign or otherwise transfer its rights or obligations under this Appendix whether by contract or operation of law without Sponsor’s consent. Sponsor shall not have the right to assign, by contract, operation of law or otherwise, the terms of this Appendix or any of the rights, interests, or obligations hereunder without the prior written consent of INC Research. A successor in interest by merger, operation of law or purchase of the assets or entire business of Sponsor or otherwise shall not acquire all or any portion of Sponsor’s interests hereunder without the prior written consent of INC Research.

6.4.       Informed Review. Each party acknowledges that it has received and reviewed this Appendix and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting party, shall not apply to this Appendix or to any amendments, modification, schedules, or attachments to this Appendix.

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